October 27, 2022

The Cutler Trust

225 Pictoria Drive, Suite 450

Cincinnati, Ohio 45246

Re: The Cutler Trust, File Nos. 033-52850 and 811-07242

Gentlemen:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Post-Effective Amendment No. 52 to The Cutler Trust’s Registration Statement (the “Registration Statement”). We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 55 to the Registration Statement (the “Amendment”), and consent to all references to us in the Amendment.

Very truly yours,

/s/ THOMPSON HINE LLP
THOMPSON HINE LLP